Exhibit 99.1

Friday, October 30, 2020

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS STRONG RESULTS FOR THIRD QUARTER 2020; DECLARES 29 CENT DIVIDEND

•	Third Quarter 2020 Net Income of $1.53 per Basic Common Share
•	Common Equity Tier 1 and Total Capital Ratios of 12.3% and 13.6%, Respectively
•	Non-Performing Assets were 0.36% of Total Assets Compared with 0.35% at December 31, 2019
•	Book Value and Tangible Book Value Per Common Share Increased 7% and 8%, Respectively in 2020

Lakeville, Connecticut, October 30, 2020 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2020.

Net income allocated to common shareholders was $4.3 million, or $1.53 per common share, for the quarter ended September 30, 2020 (third quarter 2020), compared with $2.7 million, or $0.96 per common share, for the second quarter ended June 30, 2020 (second quarter 2020), and $2.9 million, or $1.06 per common share, for the third quarter ended September 30, 2019 (third quarter 2019). Results for third quarter 2020 included a loan loss provision of $686 thousand, and a non-recurring non-taxable gain of $601 thousand, or $0.21 per basic common share, related to proceeds received from a bank-owned life insurance policy (“BOLI”) due to the death of a covered former employee.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “I am extremely proud of our Salisbury Bank team, which has successfully met the challenges of serving our customers and communities during these difficult times. During this pandemic we extended $100 million in PPP loans and worked with numerous commercial and residential customers to accommodate their needs for temporary loan payment deferrals. Our efforts have assisted the economic survival of our customers. We reported strong earnings for the third quarter and we continued to bolster our allowance for loan losses and our capital base. We have also been able to increase book value and tangible book value per common share by 7% and 8%, respectively so far for this year. As we enter the colder months, however, the uncertainty surrounding COVID-19 and its impact on businesses is extremely high. As a result, we continue to closely monitor our loan portfolio and our lenders constantly communicate with our customers. Salisbury remains committed to providing outstanding customer service and supporting our local communities during this crisis.”

Net-Interest and Dividend Income

Tax equivalent net interest income of $10.1 million for the third quarter 2020 increased $313 thousand, or 3.2%, versus second quarter 2020, and increased $1.3 million, or 14.4%, versus third quarter 2019. Interest income was essentially unchanged compared to second quarter 2020 and third quarter 2019. Third quarter 2020 included PPP fees and interest of $651 thousand compared with $561 thousand in second quarter 2020. The cost of interest bearing liabilities declined $0.2 million, or 18.8%, from second quarter 2020 and declined $1.3 million, or 54.3%, from third quarter 2019.

Average earning assets increased $42.1 million, or 3.6%, versus second quarter 2020, and increased $150.9 million, or 14.1%, versus third quarter 2019. Average earning assets for third quarter 2020 included average PPP loan balances of $97.0 million. Average total interest bearing liabilities increased $23.0 million, or 2.8%, versus second quarter 2020 and increased $64.9 million, or 8.4%, versus third quarter 2019. The increase from third quarter 2019 primarily reflected the funding of PPP loans.

The tax equivalent net interest margin for the third quarter 2020 was 3.29% compared with 3.31% for the second quarter 2020 and 3.29% for the third quarter 2019. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on pages 9-10 of this release for additional details.

Non-Interest Income

Non-interest income of $3.3 million for third quarter 2020 increased $1.0 million compared with second quarter 2020 and third quarter 2019. Non-interest income for third quarter 2020 included a non-recurring non-taxable BOLI gain of $601 thousand due to the death of a covered former employee. The increase in non-interest income from the comparative quarters also reflected higher realized gains on the sale of residential mortgages.

Trust and Wealth Advisory fees of $1.1 million increased slightly compared with both second quarter 2020 and third quarter 2019. Assets under administration were $748.2 million as of September 30, 2020 compared with $704.1 million at June 30, 2020 and $752.5 million as of September 30, 2019. Discretionary assets under administration of $515.0 million in third quarter 2020 increased from $480.5 million in second quarter 2020 and $475.5 million in third quarter 2019. The growth from second quarter 2020 primarily reflected higher market valuations whereas the growth versus third quarter 2019 primarily reflected new business activity. Non-discretionary assets under administration were $233.2 million in third quarter 2020 compared with $223.6 million in second quarter 2020 and $277.0 million in third quarter 2019. The increase from second quarter 2020 primarily reflected higher valuations whereas the decline from third quarter 2019 primarily reflected a lower valuation of shares in a partnership for one significant client relationship for which the trust and wealth business recorded only a nominal annual fee.

Service charges and fees of $711 thousand increased $113 thousand versus second quarter 2020 and decreased $292 thousand versus third quarter 2019. The increase from second quarter 2020 primarily reflected higher interchange fees whereas the decline from third quarter 2019 reflected lower deposit fees. To help support the financial needs of our customers and the communities in our markets, the Bank waived approximately $289 thousand and $558 thousand of deposit and transaction fees in the third quarter and the nine month period ended September 30, 2020, respectively.

Income from sales and servicing of mortgage loans of $736 thousand increased $418 thousand versus second quarter 2020 and increased $618 thousand from third quarter 2019. Mortgage loans of $26.6 million were sold during the third quarter 2020 compared with sales of $14.7 million for second quarter 2020 and $5.6 million in third quarter 2019.

Non-Interest Expense

Non-interest expense of $7.3 million for third quarter 2020 increased $470 thousand versus second quarter 2020 and increased $75 thousand versus third quarter 2019. Compensation expense of $4.2 million for third quarter 2020 increased $727 thousand from second quarter 2020 and decreased $48 thousand versus third quarter 2019. The second quarter 2020 included the deferral of approximately $540 thousand of compensation costs associated with originating PPP loans. These deferred costs will be amortized into income over the term of the PPP loans as an offset to loan interest income, which is a component of net interest margin. Third quarter 2020 also reflected higher salary expense and production accruals, which were driven by increased loan origination volume.

Excluding compensation, other non-interest expenses of $3.1 million for third quarter 2020 decreased $257 thousand from second quarter 2020 and increased $123 thousand from third quarter 2019. The decrease from second quarter 2020 primarily reflected lower consulting and director fees as well as a decline in community support donations, which were accelerated in second quarter 2020. The increase from third quarter 2019 primarily reflected FDIC assessment credits recorded in the prior year third quarter.

The effective income tax rates for third quarter 2020, second quarter 2020 and third quarter 2019 were 17.3%, 18.1% and 18.0%, respectively. The lower tax rate in third quarter 2020 primarily reflected the non-taxable BOLI proceeds received during the quarter.

Loans

Gross loans for third quarter 2020 of $1.0 billion included $99.9 million in PPP loans, which are categorized as commercial & industrial loans in the below table, and net deferred fees of $2.3 million. Excluding PPP loans, gross loans receivable were $947.0 million at September 30, 2020, compared with $955.8 million at June 30, 2020, and $923.9 million at September 30, 2019. Including PPP loans, the ratio of gross loans to deposits for third quarter 2020 was 95.4% compared with 97.0% for second quarter 2020 and 95.6% for third quarter 2019. Balances by loan type for the comparative periods were as follows:

Loan Type	Q3 2020	Q2 2020	Q3 2019
Residential Real Estate	$429,221	$436,364	$421,843
Commercial Real Estate	333,412	323,634	296,302
Commercial & Industrial	237,448	247,440	164,078
Farm Land	3,295	3,324	3,686
Vacant Land	13,694	13,879	8,111
Municipal	20,797	20,707	22,260
Consumer	7,686	7,886	6,290
Deferred (Fees) Costs	(959)	(1,339)	1,359
Gross Loans Receivable	$1,044,594	$1,051,895	$923,929

Asset Quality

In March 2020, Salisbury implemented a loan payment deferral program which allowed residential, commercial and consumer borrowers, who have been adversely affected by the COVID-19 pandemic, to defer loan payments for up to three months. Customers may also apply for additional deferments. As of September 30, 2020, loan payments were deferred on 21 residential and consumer loans ($7 million loan balance) and 37 commercial loans ($56 million loan balance).

Non-performing assets decreased $0.1 million during third quarter 2020 to $4.7 million, or 0.36% of total assets at September 30, 2020, from $4.8 million, or 0.37% of total assets at June 30, 2020, and decreased $1.0 million from $5.7 million, or 0.50% of total assets, at September 30, 2019.

The amount of total impaired and potential problem loans decreased $0.1 million during the third quarter 2020 to $26.8 million, or 2.56% of gross loans receivable, at September 30, 2020 compared to $26.9 million, or 2.55% of gross loans receivable, at June 30, 2020, and increased $4.2 million from $22.6 million, or 2.44% of gross loans receivable, at September 30, 2019.

Accruing loans receivable 30-to-89 days past due decreased $1.0 million during third quarter 2020 to $1.6 million, or 0.16% of gross loans receivable, from $2.7 million, or 0.25% of gross loans receivable at June 30, 2020, and decreased $0.2 million from $1.8 million, or 0.19% of gross loans receivable at September 30, 2019.

The allowance for loan losses at September 30, 2020 was $13.0 million compared with $12.4 million at June 30, 2020 and $8.8 million at September 30, 2019. The provision for loan losses expense was $0.7 million for third quarter 2020 versus $1.8 million for second quarter 2020, and $94 thousand for third quarter 2019. The provision for third quarter reflected management’s assessment of the impact of the COVID-19 pandemic on certain qualitative and environmental factors and impaired loans. Net loan charge-offs were $56 thousand for the third quarter 2020, $53 thousand for second quarter 2020 and $135 thousand for the third quarter 2019. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 1.24% for the third quarter 2020, versus 1.18% for second quarter 2020 and 0.96% for third quarter 2019. Excluding PPP loans and deferred net fees, the ratio of the allowance for loan losses to gross loans was 1.37% for third quarter 2020 compared with 1.29% for second quarter 2020.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits of $1.1 billion at September 30, 2020 increased $9.5 million from June 30, 2020 and increased $129.0 million from September 30, 2019. Deposits at September 30, 2020 included brokered deposits, including CDARS one-way buys, of $18.0 million compared with $38.2 million at June 30, 2020 and $32.9 million at September 30, 2019. Average total deposits for third quarter 2020 were $1.1 billion compared with $1.0 billion at June 30, 2020 and $938.5 million at September 30, 2019. Average total deposits for third quarter 2020 included average brokered deposits of $24.9 million compared with $44.2 million for second quarter 2020 and $31.6 million for third quarter 2019.

FHLB advances of $43.9 million at September 30, 2020 decreased $11.2 million from June 30, 2020 and increased $6.1 million from September 30, 2019. Salisbury’s excess borrowing capacity at FHLBB was approximately $234 million at September 30, 2020.

Capital

Book value per common share increased $1.33 during the third quarter 2020 to $42.99 per share and increased $3.47 from the third quarter 2019. Tangible book value per common share increased $1.36 during third quarter 2020 to $37.87 and increased $3.63 from the third quarter 2019.

Shareholders’ equity increased $3.8 million in third quarter 2020 to $122.2 million at September 30, 2020 as net income of $4.4 million and the issuance of restricted stock awards of $0.2 million were partly offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2020, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.93%, 13.6%, and 12.3%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.29 per common share quarterly cash dividend at its October 30, 2020 meeting. The dividend will be paid on November 27, 2020 to shareholders of record as of November 13, 2020.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended September 30, 2020, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations simultaneously with this Release.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Cash and due from banks	$6,828	$7,406
Interest bearing demand deposits with other banks	88,513	19,479
Total cash and cash equivalents	95,341	26,885
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	95,720	91,801
CRA mutual fund at fair value	916	882
Federal Home Loan Bank of Boston stock at cost	3,158	3,242
Loans held-for-sale	2,761	332
Loans receivable, net (allowance for loan losses: $13,001 and $8,895)	1,031,593	927,413
Other real estate owned	—	314
Bank premises and equipment, net	18,727	17,385
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,132 and $4,884)	748	995
Accrued interest receivable	6,055	3,415
Cash surrender value of life insurance policies	17,572	20,580
Deferred taxes	2,252	1,249
Other assets	3,352	3,390
Total Assets	$1,292,760	$1,112,448
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$313,742	$237,852
Demand (interest bearing)	201,760	153,314
Money market	270,097	239,504
Savings and other	181,691	161,112
Certificates of deposit	127,851	127,724
Total deposits	1,095,141	919,506
Repurchase agreements	10,885	8,530
Federal Home Loan Bank of Boston advances	43,880	50,887
Subordinated debt	9,877	9,859
Note payable	218	246
Finance lease obligations	1,685	1,718
Accrued interest and other liabilities	8,834	8,047
Total Liabilities	1,170,520	998,793
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000
Issued: 2,843,292 and 2,825,912
Outstanding: 2,843,292 and 2,825,912	284	283
Unearned compensation - restricted stock awards	(906)	(795)
Paid-in capital	45,171	44,490
Retained earnings	74,995	68,320
Accumulated other comprehensive income, net	2,696	1,357
Total Shareholders' Equity	122,240	113,655
Total Liabilities and Shareholders' Equity	$1,292,760	$1,112,448

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Nine months ended
Periods ended September 30, (in thousands, except per share amounts)	2020	2019	2020	2019
Interest and dividend income
Interest and fees on loans	$10,362	$10,045	$30,662	$29,859
Interest on debt securities
Taxable	396	530	1,260	1,734
Tax exempt	157	166	513	355
Other interest and dividends	87	282	229	761
Total interest and dividend income	11,002	11,023	32,664	32,709
Interest expense
Deposits	764	1,879	3,261	5,674
Repurchase agreements	6	9	16	16
Finance lease	35	43	106	135
Note payable	3	4	11	12
Subordinated debt	156	156	468	468
Federal Home Loan Bank of Boston advances	113	265	472	956
Total interest expense	1,077	2,356	4,334	7,261
Net interest and dividend income	9,925	8,667	28,330	25,448
Provision for loan losses	686	94	4,198	539
Net interest and dividend income after provision for loan losses	9,239	8,573	24,132	24,909
Non-interest income
Trust and wealth advisory	1,068	1,023	3,129	2,973
Service charges and fees	711	1,003	2,214	2,935
Gains on sales of mortgage loans, net	707	42	1,020	50
Mortgage servicing, net	29	76	162	232
Gains on CRA mutual fund	—	6	22	29
Gains (losses) on available-for-sale securities, net	34	(9)	216	263
BOLI income and gains	719	86	986	252
Other	18	29	97	97
Total non-interest income	3,286	2,256	7,846	6,831
Non-interest expense
Salaries	3,114	3,042	8,375	8,994
Employee benefits	1,061	1,181	3,244	3,408
Premises and equipment	1,005	974	2,897	2,950
Data processing	569	534	1,666	1,620
Professional fees	635	572	2,020	1,690
OREO gains, losses and write-downs, net	—	84	—	406
Collections and other real estate owned	108	119	212	328
FDIC insurance	123	(9)	331	294
Marketing and community support	126	141	419	448
Amortization of intangibles	78	93	247	297
Other	440	453	1,572	1,398
Total non-interest expense	7,259	7,184	20,983	21,833
Income before income taxes	5,266	3,645	10,995	9,907
Income tax provision	910	657	1,858	1,781
Net income	$4,356	$2,988	$9,137	$8,126
Net income available to common stock	$4,288	$2,940	$9,006	$8,016

Basic earnings per common share	$1.53	$1.06	$3.22	$2.88
Diluted earnings per common share	$1.53	$1.05	$3.21	$2.87
Common dividends per share	$0.29	$0.28	$0.87	$0.84

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Total assets	$1,292,760	$1,287,137	$1,145,751	$1,112,448	$1,144,240
Loans receivable, net	1,031,593	1,039,524	949,142	927,413	915,083
Total securities	99,794	93,717	94,966	95,925	98,270
Deposits	1,095,141	1,085,599	965,620	919,506	966,178
FHLBB advances	43,880	55,118	40,932	50,887	37,828
Shareholders’ equity	122,240	118,444	116,143	113,655	111,580
Wealth assets under administration	748,188	704,052	639,457	777,503	752,467
Discretionary wealth assets under administration	514,988	480,456	425,359	498,737	475,482
Non-discretionary wealth assets under administration	233,200	223,596	214,098	278,766	276,985
Non-performing loans	4,681	4,815	3,188	3,621	5,370
Non-performing assets	4,681	4,815	3,188	3,935	5,687
Accruing loans past due 30-89 days	1,638	2,656	6,109	2,077	1,784
Net interest and dividend income	9,925	9,617	8,787	8,665	8,667
Net interest and dividend income, tax equivalent(1)	10,101	9,786	8,954	8,839	8,830
Provision for loan losses	686	1,806	1,706	417	94
Non-interest income	3,286	2,316	2,245	2,419	2,256
Non-interest expense	7,259	6,789	6,936	7,080	7,184
Income before income taxes	5,266	3,338	2,390	3,587	3,645
Income tax provision	910	604	343	578	657
Net income	4,356	2,734	2,047	3,009	2,988
Net income allocated to common shareholders	4,288	2,691	2,013	2,960	2,940

Per share data
Basic earnings per common share	$1.53	$0.96	$0.72	$1.06	$1.06
Diluted earnings per common share	1.53	0.96	0.72	1.06	1.05
Dividends per common share	0.29	0.29	0.29	0.28	0.28
Book value per common share	42.99	41.66	41.05	40.22	39.52
Tangible book value per common share - Non-GAAP ⁽[2]⁾	37.87	36.51	35.85	34.98	34.24
Common shares outstanding at end of period (in thousands)	2,843	2,843	2,829	2,826	2,823
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,799	2,796	2,788	2,781	2,783
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,807	2,803	2,797	2,794	2,795

Profitability ratios
Net interest margin (tax equivalent) (1)	3.29%	3.31%	3.35%	3.34%	3.29%
Efficiency ratio (3)	56.33	56.23	61.36	61.81	62.90
Effective income tax rate	17.28	18.11	14.35	16.11	18.02
Return on average assets	1.34	0.89	0.73	1.07	1.05
Return on average common shareholders’ equity	14.14	9.36	7.07	10.56	10.73

Credit quality ratios
Non-performing loans to loans receivable, gross	0.45	0.46	0.33	0.39	0.58
Accruing loans past due 30-89 days to loans receivable, gross	0.16	0.25	0.64	0.22	0.19
Allowance for loan losses to loans receivable, gross	1.24	1.18	1.11	0.95	0.96
Allowance for loan losses to non-performing loans	277.8	256.9	333.0	245.64	164.73
Non-performing assets to total assets	0.36	0.37	0.28	0.35	0.50

Capital ratios
Common shareholders' equity to assets	9.46%	9.20%	10.14%	10.22%	9.75%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.42	8.16	8.97	9.01	8.56
Tier 1 leverage capital (4)	8.93	8.95	9.65	9.60	9.27
Total risk-based capital (4)	13.60	13.15	12.97	12.84	12.58
Common equity tier 1 capital (4)	12.35	11.90	11.79	11.83	11.57

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Common Shareholders' Equity	$122,240	$118,444	$116,143	$113,655	$111,580
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(748)	(825)	(908)	(995)	(1,086)
Tangible Common Shareholders' Equity	$107,677	$103,804	$101,420	$98,845	$96,679
Total Assets	$1,292,760	$1,287,137	$1,145,751	$1,112,448	$1,144,240
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(748)	(825)	(908)	(995)	(1,086)
Tangible Total Assets	$1,278,197	$1,272,497	$1,131,028	$1,097,638	$1,129,339
Common Shares outstanding	2,843	2,843	2,829	2,826	2,823

Book value per Common Share – GAAP	$42.99	$41.66	$41.05	$40.22	$39.52
Tangible book value per Common Share - Non-GAAP	37.87	36.51	35.85	34.98	34.24
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.42%	8.16%	8.97%	9.01%	8.56%
Consolidated:
Non-interest expense	$7,259	$6,789	$6,936	$7,080	$7,184
Less: Amortization of core deposit intangibles	(78)	(83)	(87)	(91)	(93)
Less: Foreclosed property expense including OREO gains, losses and Write downs	2	(7)	13	(27)	(115)
Adjusted non-interest expense	$7,183	$6,699	$6,862	$6,962	$6,976
Net interest and dividend income, tax equivalent	$10,101	$9,786	$8,955	$8,839	$8,831
Non-interest income	3,286	2,316	2,245	2,419	2,256
(Gains) losses on securities	(34)	(188)	(15)	4	3
BOLI proceeds	(601)	—	—	—	—
Adjusted revenue	$12,752	$11,914	$11,185	$11,262	$11,090
Efficiency Ratio – Non-GAAP [1]	56.33%	56.23%	61.36%	61.81%	62.90%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q3 2020: 54.76%; Q2 2020: 54.29%; Q1 2020: 59.83%; Q4 2019: 60.19%; Q3 2019: 61.13%. If Q3 2020 results were normalized to exclude the impact of the COVID-19 pandemic, non-interest expense would increase by $48 thousand for deferred compensation costs and revenue would be adjusted to include waived deposit fees of $289 thousand and exclude PPP loan interest and fee income of $251 thousand and $400 thousand, respectively. The resulting normalized efficiency ratio for Q3 2020 would have been 58.37% or 56.94%, excluding trust & wealth advisory.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q3 2020	Q2 2020	Q3 2019	Q3 2020	Q2 2020	Q3 2019	Q3 2020	Q2 2020	Q3 2019
Loans (a)(d)	$1,049,313	$1,038,551	$920,946	$10,485	$10,428	$10,158	3.97%	4.02%	4.41%
Securities (c)(d)	89,220	86,987	96,317	606	634	747	2.72	2.92	3.10
FHLBB stock	3,440	3,580	3,024	34	39	46	3.96	4.36	6.08
Short term funds (b)	78,306	49,105	49,057	53	12	236	0.27	0.10	1.92
Total earning assets	1,220,279	1,178,223	1,069,344	11,178	11,113	11,187	3.64	3.77	4.18
Other assets	64,943	60,288	57,196
Total assets	$1,285,222	$1,238,511	$1,126,540
Interest-bearing demand deposits	$195,253	$172,811	$156,803	110	103	160	0.22	0.24	0.41
Money market accounts	258,257	237,667	242,310	195	239	700	0.30	0.40	1.16
Savings and other	176,963	171,436	165,297	69	102	323	0.15	0.24	0.78
Certificates of deposit	135,238	157,288	152,475	390	544	697	1.15	1.38	1.83
Total interest-bearing deposits	765,711	739,202	716,885	764	988	1,880	0.40	0.53	1.05
Repurchase agreements	12,218	4,773	7,266	6	4	9	0.20	0.34	0.50
Capital lease	2,928	2,987	4,356	35	35	42	4.80	4.69	3.86
Note payable	221	231	258	3	4	4	6.08	6.93	6.20
Subordinated debt (net of issuance costs)	9,872	9,866	9,849	156	156	156	6.32	6.32	6.34
FHLBB advances	44,522	55,374	31,983	113	140	266	0.99	1.01	3.33
Total interest-bearing liabilities	835,472	812,433	770,597	1,077	1,327	2,357	0.51	0.65	1.22
Demand deposits	321,392	302,965	238,689
Other liabilities	7,592	6,029	6,669
Shareholders’ equity	120,766	117,084	110,585
Total liabilities & shareholders’ equity	$1,285,222	$1,238,511	$1,126,540
Net interest income				$10,101	$9,786	$8,830
Spread on interest-bearing funds							3.13	3.12	2.96
Net interest margin (e)							3.29	3.31	3.29

(a)	Includes non-accrual loans.

(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $176,000, $170,000 and $164,000, respectively, for Q3 2020, Q2 2020 and Q3 2019 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2020 and 2019.
(e)	Net interest income divided by average interest-earning assets.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Nine months ended September 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2020	2019	2020	2019	2020	2019
Loans (a)(d)	$1,012,070	$920,925	$31,010	$30,179	4.07%	4.36%
Securities (c)(d)	88,603	97,337	1,939	2,201	2.92	3.02
FHLBB stock	3,354	3,487	106	183	4.24	7.03
Short term funds (b)	50,312	38,682	123	577	0.33	2.00
Total earning assets	1,154,339	1,060,431	33,178	33,140	3.83	4.18
Other assets	63,265	56,769
Total assets	$1,217,604	$1,117,200
Interest-bearing demand deposits	$174,299	$154,885	331	458	0.25	0.40
Money market accounts	245,581	217,290	994	1,732	0.54	1.07
Savings and other	170,880	177,873	405	1,229	0.32	0.92
Certificates of deposit	149,080	164,979	1,531	2,255	1.37	1.83
Total interest-bearing deposits	739,840	715,027	3,261	5,674	0.59	1.06
Repurchase agreements	7,572	4,463	16	16	0.29	0.48
Capital lease	2,988	4,314	106	135	4.74	4.16
Note payable	231	266	11	12	6.08	6.06
Subordinated debt (net of issuance costs)	9,867	9,844	468	468	6.32	6.34
FHLBB advances	45,667	42,938	472	957	1.36	2.94
Total interest-bearing liabilities	806,165	776,852	4,334	7,262	0.72	1.25
Demand deposits	286,608	226,182
Other liabilities	6,847	6,560
Shareholders’ equity	117,984	107,606
Total liabilities & shareholders’ equity	$1,217,604	$1,117,200
Net interest income			$28,844	$25,878
Spread on interest-bearing funds					3.11	2.93
Net interest margin (e)					3.32	3.24
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $514,000 and $432,000, respectively for 2020 and 2019 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2020 and 2019.
(e)	Net interest income divided by average interest-earning assets.